Exhibit 23.1

Consent of Independent

Certified Public Accountants

We consent to the incorporation by reference in Registration Statement No. 333-46030 of InnSuites Hospitality Trust on Form S-8 of our report, dated March 12, 2004, except for Note 21, as to which the date is April 1, 2004, appearing in this Annual Report on Form 10-K of InnSuites Hospitality Trust for the year ended January 31, 2004.

/s/ McGladrey & Pullen, LLP

Phoenix, Arizona
April 29, 2004